Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

Timothy B. Campbell
Thomas J. Metzler
Timothy B. Cady
Mark M. Howard
Sheilla V. Andrin
as the Sellers

and

Smoke Free Technologies Inc.
d/b/a Vapor Beast
as the Company

and

National Tobacco Company, L.P.
as the Buyer

dated as of

November 17, 2016

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of November 17, 2016, is entered into by and among National Tobacco Company, L.P., a Delaware limited partnership (“Buyer”), Timothy B. Campbell, an Illinois resident (“Campbell”), Thomas J. Metzler, a California resident (“Metzler”), Timothy B. Cady, a California resident (“Cady”), Mark M. Howard, a California resident (“Howard”), Sheilla V. Andrin, a California resident (“Andrin”) (each of Campbell, Metzler, Cady, Howard and Andrin, a “Seller” and, collectively, the “Sellers”), Smoke Free Technologies Inc. d/b/a Vapor Beast, a California corporation (the “Company”).

RECITALS

WHEREAS, the Company is engaged in the business of designing, manufacturing, marketing and selling certain vaping devices and related smoke free technology products;

WHEREAS, collectively, Sellers own all of the issued and outstanding shares of common stock, par value $0.01 of the Company (collectively, the "Shares");

WHEREAS, Sellers desire to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares in the respective amounts set forth opposite each Seller’s name on Exhibit A attached hereto and incorporated herein, subject to the terms and conditions set forth herein; and

WHEREAS, following the closing of the transactions contemplated by this Agreement, including the delivery of the Closing Payment and the Notes as set forth in Section 2.02, Buyer will own all of the issued and outstanding Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Acquisition Proposal" has the meaning set forth in Section 5.03(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Additional Installment Payment" has the meaning set forth in Section 6.05.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 6.05(b).

"Audited Financial Statements" has the meaning set forth in Section 3.06.

"Balance Sheet" has the meaning set forth in Section 3.06.

"Balance Sheet Date" has the meaning set forth in Section 3.06.

"Basket" has the meaning set forth in Section 8.04(a).

"Benefit Plan" has the meaning set forth in Section 3.20(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Louisville, Kentucky are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Buyer's Accountants" means RSM US LLP.

"Cap" has the meaning set forth in Section 8.04(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 2.05.

"Closing Adjustment" has the meaning set forth in Section 2.04(a)(ii).

"Closing Date" has the meaning set forth in Section 2.05.

"Closing Date Balance Sheet" has the meaning set forth in Section 2.04(a)(i).

"Closing Payment" has the meaning set forth in Section 2.02(a).

"Closing Working Capital" means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Closing Date.

"Closing Working Capital Statement" has the meaning set forth in Section 2.04(b)(i).

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" has the meaning set forth in Section 3.03(a).

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" means all Intellectual Property that is owned or held for use by the Company.

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Current Assets" means cash, accounts receivable, refundable deposits, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP.

"Current Liabilities" means accounts payable, accrued Taxes and accrued expenses determined in accordance with GAAP.

"Deferred Payment" has the meaning set forth in Section 2.02(c).

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement, as supplemented by any Supplemental Disclosure Schedule delivered by Buyer and Sellers as of the Closing Date.

"Disputed Amounts" has the meaning set forth in Section 2.04(c)(iii).

"Dollars or $" means the lawful currency of the United States.

"Employment Agreement(s)" has the meaning set forth in Section 2.03(b)(ii).

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"FDA" means the United States Federal Food and Drug Administration.

"FDA Deeming Regulations" means the final rule published by the FDA pursuant to The Family Smoking Prevention and Tobacco Control Act and entitled “Deeming Tobacco Products To Be Subject to the Federal Food, Drug, and Cosmetic Act; Restrictions on the Sale and Distribution of Tobacco Products and Required Warning Statements for Tobacco Products”.

"Financial Statements" has the meaning set forth in Section 3.06.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Government Contracts" has the meaning set forth in Section 3.09(a)(viii).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranty Agreement” has the meaning set forth in Section 2.03(a)(iv).

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Holdback Amount" has the meaning set forth in Section 2.02(d).

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Independent Accountant" has the meaning set forth in Section 2.04(c)(iii).

"Installment Payment" has the meaning set forth in Section 2.02(b).

"Installment Note" or "Installment Notes" has the meaning set forth in Section 2.03(a)(ii).

"Installment Sale Calculation" has the meaning set forth in Section 6.05.

"Insurance Policies" has the meaning set forth in Section 3.16.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing; and all registrations, applications and renewals for any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; web addresses; web pages; websites and related content; accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto; and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights; and all registrations, applications for registration and renewals of such copyrights; (d) inventions; discoveries; trade secrets, as defined in Title 18 of the United States Code on the Closing Date of this Agreement, including 18 U.S.C. § 1839 and applicable state law; business and technical information and know-how; databases; data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof); patent applications; and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

"Interim Balance Sheet" has the meaning set forth in Section 3.06.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.06.

"Interim Financial Statements" has the meaning set forth in Section 3.06.

"Knowledge of Sellers" or "Sellers’ Knowledge" or any other similar knowledge qualification, means the actual knowledge of any of the following individuals: Timothy B. Cady, Mark Howard, Sheilla V. Andrin, Timothy B. Campbell and Thomas J. Metzler, after reasonable due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.07.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive, damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

"Material Contracts" has the meaning set forth in Section 3.09(a).

"Material Customers" has the meaning set forth in Section 3.15(a).

"Material Suppliers" has the meaning set forth in Section 3.15(b).

"Multiemployer Plan" has the meaning set forth in Section 3.20(c).

"Note" or "Notes" have the meaning set forth in Section 2.03(a)(iii).

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of the partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any chart or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

"PEO Employees" means any individual engaged by the Company pursuant to a contractual relationship with a professional employer organization, staffing company, or similar third-party entity.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.10(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Physical Inventory" has the meaning set forth in Section 5.15.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

"Pro Rata Share" means, with respect to each Seller, the percentage set forth opposite such Seller’s name below:

Seller	Pro Rata Share
Campbell	33.0%
Metzler	10.0%
Cady	27.0%
Howard	27.0%
Andrin	3.0%

"Purchase Price" has the meaning set forth in Section 2.02.

"Qualified Benefit Plan" has the meaning set forth in Section 3.20(c).

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.04(c)(ii).

"Restricted Business" means the manufacture, marketing, advertising, sale and promotion of smoke free technology, including without limitation, vaporizers, tanks and mods, e-liquids and related accessories, but specifically excluding any performance by Campbell and Metzler under an Employment Agreement.

"Restricted Period" has the meaning set forth in Section 5.07(a).

"Review Period" has the meaning set forth in Section 2.04(c)(i).

"Section 338(h)(10) Election" has the meaning set forth in Section 6.05(a).

"Seller" and “Sellers” has the meaning set forth in the preamble.

“Sellers’ Guaranties” has the meaning set forth in Section 5.12.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Sellers’ Accountants" means Moss Adams LLP.

"Shares" has the meaning set forth in the recitals.

"Statement of Objections" has the meaning set forth in Section 2.04(c)(ii).

"Straddle Period" has the meaning set forth in Section 6.04.

“Supplemental Disclosure Schedules” means the updated Disclosure Schedule containing disclosures that have occurred after the date of this Agreement and that are delivered by Buyer and Sellers no later than two (2) Business Days prior to the Closing Date.

"Target Working Capital Range" shall mean an amount that is at least $5.3 Million and not more than $5.7 Million.

"Tax" or "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Claim" has the meaning set forth in Section 6.06.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means United States of America, its territories and possessions.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" means this Agreement, the Disclosure Schedules, the Employment Agreements, and the other agreements, instruments and documents required to be delivered at Closing.

"Undisputed Amounts" has the meaning set forth in Section 2.04(c)(iii).

"Union" has the meaning set forth in Section 3.21(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, convey, assign and transfer to Buyer, and Buyer will purchase from each Seller, all of the right, title, and interest of such Seller in and to the number of Shares set forth opposite such Seller’s name as set forth on Exhibit A, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02         Purchase Price. The aggregate purchase price for the Shares shall be $27,000,000, subject to adjustment pursuant to Section 2.04 hereof (the "Purchase Price"). Subject to Section 2.03, the Purchase Price will be paid as follows:

(a)           At Closing, $4,000,000 in cash or by wire transfer of immediately available funds to an account or accounts designated by each Seller to Buyer and delivered among each Seller in accordance with each Seller’s Pro Rata Share (the “Closing Payment”);

(b)           $19,000,000 (the “Installment Payment”) which will be paid on or before the date that is fourteen (14) calendar days after the Closing Date and evidenced at Closing by delivery of the Installment Notes (as defined below);

(c)           $2,000,000 (plus accrued interest thereon) (the “Deferred Payment”) which will be paid on the 18th month anniversary of the Closing Date and evidenced at Closing by delivery of the Notes; and

(d)           On the 18-month anniversary of the Closing Date, to each Seller by wire transfer of immediately available funds to an account or accounts designated in writing by each Seller to Buyer each Seller’s Pro Rata Share of $2,000,000 cash, which will be held back by Buyer at closing as an escrow amount (the “Holdback Amount”), minus any set-offs taken pursuant to Section 8.06(b). The Holdback Amount will be held by Buyer until the 18-month anniversary of the Closing Date and will not accrue interest.

Section 2.03         Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall deliver:

(i)          to each Seller, to an account or accounts designated by each such Seller in writing to Buyer prior to the Closing, each such Seller’s Pro Rata Share of the aggregate amount of the Closing Payment;

(ii)         to each Seller, a 14-day promissory note, substantially in the form of Exhibit B, for an amount equal to each such Seller’s Pro Rata Share of the Installment Payment (each an “Installment Note” and collectively, the “Installment Notes”);

(iii)        to each Seller, an 18-month promissory note, substantially in the form of Exhibit C, which will accrue interest at 6% per annum, for an amount equal to each such Seller’s Pro Rata Share of the Deferred Payment (each a “Note” and collectively, the “Notes”);

(iv)        to each Seller a guaranty agreement duly executed by Turning Point Brands, Inc., substantially in the form of Exhibit D, guarantying payment to Sellers of any Holdback Amount due Sellers as of the 18-month anniversary of the Closing Date (as set forth in Article VIII hereof) and the obligations set forth in the Installment Notes and the Notes, and the indemnification obligations of Buyer solely with respect to the Sellers’ Guaranties (as defined herein) (the “Guaranty Agreement”);

(v)         the Employment Agreements (as described below) executed by Buyer; and

(vi)        the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)           At the Closing, Seller shall deliver to Buyer:

(i)          stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)         the Employment Agreements, substantially in the form of Exhibit E, executed by each of Campbell, Metzler, Tod Campbell, and Dan Prasad (each, an “Employment Agreement”);

(iii)        the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04         Purchase Price Adjustment.

(a)           Closing Adjustment.

(i)          Not more than forty-five (45) days after the Closing, Sellers shall prepare and deliver to Buyer an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Date Balance Sheet”).  Buyer agrees to make available to Sellers, upon reasonable request of Sellers post-closing, any books, records, and systems of the Company as reasonably necessary for Sellers to prepare such Closing Date Balance Sheet.

(ii)         Within thirty (30) days of Buyer’s receipt of the Closing Date Balance Sheet from Sellers, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the "Closing Working Capital Statement") and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP and this Agreement.

(iii)        The "Closing Adjustment" shall be an amount that is equal to (a) the amount by which Closing Working Capital exceeds the Target Working Capital Range, as of the audited Closing Balance Sheet; or (b) the amount by which Closing Working Capital falls below the Target Working Capital Range, as of the audited Closing Balance Sheet; or (c) in the event Closing Working Capital is within the Target Working Capital Range, $0. In the case of subsection (a) above, the Purchase Price shall be increased by the amount of the Closing Adjustment, on a dollar-for-dollar basis, and Buyer shall pay to Sellers an amount equal to the Closing Adjustment. In the case of subsection (b) above, the Purchase Price shall be reduced by the amount of the Closing Adjustment, on a dollar-for-dollar basis, and Sellers shall pay to Buyer an amount equal to the Closing Adjustment.

(b)           Examination and Review.

(i)          Examination. After receipt of the Closing Working Capital Statement, Sellers shall have thirty (30) days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)         Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Statement of Objections"). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)        Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of Crowe Horwath LLP or, if Crowe Horwath LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer's Accountants (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)        Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)         Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)        Payments of Closing Adjustment. Except as otherwise provided herein, any payment of the Closing Adjustment, together with interest calculated as set forth below, shall (A) be an increase or reduction of Purchase Price; (B) be due (x) within  forty-five (45) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then all undisputed amounts within forty-five (45) Business Days of Sellers’ delivery of the Statement of Objections and all Disputed Amounts within five Business Days of the resolution described in clause (v) above; and (C) with respect to cash payments of the Closing Adjustment, be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. The amount of any Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(c)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(d)           Cash-Free / Debt-Free Basis. Buyer acknowledges that the Company will distribute its cash assets prior to Closing. The Shares will be transferred to the Buyer at Closing on a debt-free basis (including, without limitation, free of liability for borrowed money of any kind, including any shareholder loans, and free of guarantees and/or the assumption of any other party’s indebtedness) except for unsecured current obligations and liabilities incurred in the Company’s ordinary course of business consistent with past practice and that are included in the determination of Closing Working Capital.

Section 2.05         Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at such time and place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Alternatively, the parties may agree to conduct the Closing remotely through the exchange of executed Transaction Documents via electronic mail or facsimile.

Section 2.06         Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company are required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01         Authority of Seller. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms. Sellers are acquiring the Notes for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

Section 3.02         Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Sellers have delivered to Buyer copies of all Organizational Documents of the Company as currently in effect.

Section 3.03         Capitalization.

(a)           The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.01 ("Common Stock"), of which 100,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)           All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04         No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05         No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06         Financial Statements. Complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at December 31, 2015 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2016 and the related statements of income and retained earnings, stockholders' equity and cash flow for the nine- month period then ended and the Company-prepared, unaudited financial statements consisting of the balance sheet of the Company as at October 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the ten-month period then ended (collectively, the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period reflected in both the Audited Financial Statements and the Interim Financial Statements collectively, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2015, is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company as of September 30, 2016, is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07         Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those which are disclosed on any Schedules or which are not required to be disclosed under any representation or warranty in Article III because of a materiality, dollar or knowledge threshold or qualifier.

Section 3.08         Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of any of the Organizational Documents of the Company;

(c)           split, combination or reclassification of any shares of its capital stock;

(d)           issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)           declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)            material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract;

(i)            incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)            material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)          any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)            hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(s)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)          action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09         Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being "Material Contracts"):

(i)          each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days' notice;

(ii)         all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)        all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)       all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)        all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days' notice;

(vii)      except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)     all Contracts with any Governmental Authority to which the Company is a party ("Government Contracts");

(ix)        all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)         any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)        all Contracts between or among the Company on the one hand and any Seller or any Affiliate of a Seller (other than the Company) on the other hand;

(xii)       all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)      any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)          Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10         Title to Assets; Real Property.

(a)           The Company does not own any Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)          those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)         liens for Taxes not yet due and payable;

(iii)        mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)       easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)         liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)           Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11         Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12         Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company's business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, excluding any attorney work product, related to all Company IP Registrations.

(b)          Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. Sellers have provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)           Except as set forth in Section 3.12(c)(i) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record owner of all right, title and interest in and to the Company Intellectual Property, and, to Sellers’ Knowledge, has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company's current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except as set forth on Section 3.12(c)(ii) of the Disclosure Schedules, the Company entered into written agreements with every current and former employee of the Company, and with every current and former independent contractor, who had access to or involvement in the creation of Company Intellectual Property whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company's exclusive ownership of all Company Intellectual Property. Sellers have provided Buyer with true and complete copies of all such agreements.

(d)           The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company's business or operations as currently conducted.

(e)           The Company's rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f)           The conduct of the Company's business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Sellers’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company's rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13         Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established, in each case, consistent with historical practice. Except as set forth on Section 3.13 of the Disclosure Schedules, all such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14         Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, and, to Sellers’ Knowledge, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are, to Sellers’ Knowledge, collectible in full within forty-five (45) after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15         Customers and Suppliers.

(a)           Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for at least one of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)           Section 3.15(b) of the Disclosure Schedules sets forth (i) the Company’s top 25 suppliers based upon the amount of consideration the Company has paid to such suppliers for goods or services rendered for the most recent fiscal year (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16         Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers, the Company, nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers, the Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17         Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets or otherwise relating to the business of the Company (or by or against Sellers or any Affiliate thereof and relating to the Company or the business of the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18         Compliance With Laws; Permits.

(a)           The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)           All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19         Environmental Matters.

(a)           To the Sellers’ Knowledge, the Company is currently and has been in compliance with all Environmental Laws and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and neither any Seller nor the Company is aware of any condition, event or circumstance that might reasonably be expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all reasonable measures necessary to facilitate transferability of the same, and to the Knowledge of Sellers, there exists no condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)           No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           To Seller’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Sellers have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Company.

(e)           Section  3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)           Section  3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers and any predecessors as to which the Company or Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers.

(g)           Each hazmat employee (as defined in 49 CFR 171.8) has received the training required by 49 CFR, §§700-704 and each such employee that has transported Hazardous Materials on behalf of the Company has done so in a manner consistent with such training and in compliance with Law.

(h)           Neither any Seller nor the Company has retained or assumed, by contract or, to Sellers’ Knowledge, operation of Law, any liabilities or obligations of third parties under Environmental Law.

(i)            Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j)            As of the Closing Date and to the Knowledge of Sellers, there is no conditions, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20         Employee Benefit Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a "Benefit Plan"). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)           With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)           To Sellers’ Knowledge, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and, the Code and any applicable local Laws). To Sellers’ Knowledge, each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To Sellers’ Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)           Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)            Each Benefit Plan can be amended, terminated or otherwise discontinued by the Company before the Closing in accordance with its terms, or after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)           There is no pending or, to Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)            There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)            Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)           Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)            Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. There have been no Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated herein.

(m)          The Company and any co-employer of PEO Employees has complied in all material respects with COBRA, the Family Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to Company's employees and PEO Employees. The Company has no unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. The co-employer of the PEO Employees does not have any unsatisfied obligations to any PEO Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(n)          The Company has complied in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, including, without limitation, offering affordable coverage to a sufficient number of Employees of the Company to avoid penalties thereunder and providing reports to the Internal Revenue Service and Company employees as required by Code Sections 6055 and 6056.

Section 3.21         Employment Matters.

(a)           Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)           The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)           The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, and all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c), there are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)           Up to the Closing Date, the Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)           With respect to each Government Contract the Company is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 ("E.O. 11246"), Section 503 of the Rehabilitation Act of 1973 ("Section 503") and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 ("VEVRAA"), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Except as set forth in Section 3.21(e) of the Disclosure Schedules, the Company is not, and has not been, since January 1, 2014, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22         Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)           The amount of the Company's Liability for unpaid Taxes for all periods ending on or before September 30, 2016, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)            Section 3.22(f) of the Disclosure Schedules sets forth:

(i)          the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)         those years for which examinations by the taxing authorities have been completed; and

(iii)        those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           All deficiencies or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)           The Company is not a party to any Action by any taxing authority. There are no pending or, to Sellers’ Knowledge, threatened Actions by any taxing authority.

(i)            Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2011.

(j)            There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)           The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)            No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)          The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)           The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)       any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(o)          No Seller is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)           The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(q)           The Company is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.23         Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are reasonably complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain reasonably accurate and reasonably complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24         Brokers. Except for Capstone Partners, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or the Company.

Section 3.25         Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement, any Transaction Documents or any certificate or other document furnished to Buyer by Sellers or the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.26         Exclusive Representation. Buyer acknowledges and agrees that Sellers have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, the Transaction Documents, and the other certificates or documents furnished to Buyer pursuant to this Agreement, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in this Agreement and the Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Buyer’s Organizational Structure. Buyer is a subsidiary of North Atlantic Trading Company, Inc. (“Trading”), a Delaware corporation, which owns 99% of the ownership interest of Buyer, with the other 1% owned by National Tobacco Finance Corp. which is a wholly-owned subsidiary of Trading, and Trading is a wholly-owned subsidiary of NATC Holding Company, Inc. (“Holding”), a Delaware corporation and a wholly-owned subsidiary of Turning Point Brands, Inc. (“TPB”).

Section 4.02         Organization of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate/organizational power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate/organizational action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.03         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04         Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05         Brokers. No broker, finder or, except as previously disclosed to Sellers, investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.07         Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.08         Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement, the Transaction Documents, and the other certificates or documents furnished to Sellers by Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
COVENANTS

Section 5.01         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)           cause the Company to preserve and maintain all of its Permits;

(b)           cause the Company to pay its debts, Taxes and other obligations when due;

(c)           cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)           cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)           cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)            cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)           cause the Company to maintain its books and records in accordance with past practice;

(h)           cause the Company to comply in all material respects with all applicable Laws; and

(i)            cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02         Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 5.03         No Solicitation of Other Bids.

(a)           Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)           In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by a Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04         Notice of Certain Events.

(a)           From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)        any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05         Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules.

Section 5.06         Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07         Non-competition; Non-solicitation.

(a)           From the Closing Date and for a period of two years after the full satisfaction of the Purchase Price (the "Restricted Period"), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory, other than as set forth in the Employment Agreements for Campbell and Metzler; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Sellers or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)           Sellers acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)           Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08         Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Without limiting the generality of the foregoing, Sellers understand that certain products marketed and sold by the Company are subject to the FDA Deeming Regulations, are required to be registered with the FDA Center for Tobacco Products by December 31, 2016, and are subject to a comprehensive Pre-Market Tobacco Application (“PMTA”) which must be satisfactorily filed with FDA Center for Tobacco Products not later than August 8, 2018 (unless such date is modified by applicable Governmental Authority or the FDA). Following the Closing, Sellers, who remain employed by the Company, shall reasonably cooperate with Buyer to ensure that each product marketed and sold by the Company is both timely registered and filed but only as determined/directed by the Company. Such Sellers’ cooperation with Buyer with respect to FDA registration and filing is a material term of this Agreement. The duties established by this Section 5.08 shall survive the Closing Date for a period of two years, regardless of any termination of such Sellers’ employment by the Company.

(b)           Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c)           Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)           If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)            Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09         Books and Records.

(a)           In order to facilitate the resolution of any claims, investigations, audits or other similar inquiries made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i)          retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)         upon reasonable notice, afford Sellers or their Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

 provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)           In order to facilitate the resolution of any claims, investigations, audits or other similar inquiries made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Sellers shall:

(i)          retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)           Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10         Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11         Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12         Sellers’ Guaranties.  Each party hereto shall use reasonable best efforts to ensure that, effective as of the Closing, each Seller is removed as a personal guarantor of any post-Closing obligations of the Company under any guaranties executed by any Seller in favor of the Company including, without limitation, those items set forth in Exhibit G (collectively, the “Sellers’ Guaranties”). In the event that Buyer and Seller are unable to remove Sellers from any Sellers’ Guaranties prior to the Closing Date, Buyer and Sellers agree to use reasonable best efforts to remove Sellers from any ongoing Sellers’ Guaranties as promptly as possible.  As set forth in Section 8.03(c), Buyer will indemnify Sellers for any liability of Sellers relating to post-Closing obligations of the Company arising under such Sellers’ Guaranties.

Section 5.13         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14         Buyer’s Retirement Plan.  For purposes of determining eligibility and vesting of employees of the Company in the Buyer’s retirement plan and to the extent allowable by the plan documents, Buyer shall recognize all service credit of the Company’s employees with the Company.

Section 5.15         Physical Inventory Evaluation.  On December 3, 2016 (or such other date as may be mutually agreed to by the parties in writing), the Sellers and Sellers’ Accountants shall conduct a physical count of the quantities of all inventory of the Company (the “Physical Inventory”). Sellers and Buyer agree that the Physical Inventory shall then be adjusted by Sellers to reflect the quantities of all Company inventory as of the close of business on the Closing Date. Both Sellers’ and Buyer’s Representatives can be present to observe the taking of the Physical Inventory. Sellers shall provide Buyer with an inventory report no later than five (5) Business Days following the completion of the Physical Inventory. Sellers shall be solely responsible for all costs and expenses of Seller and Sellers’ Accountants or other representatives incurred in connection with the Physical Inventory and shall indemnify and hold harmless Buyer from and against all such costs and expenses.  This obligation shall survive the Closing.

ARTICLE VI
TAX MATTERS

Section 6.01         Tax Covenants.

(a)           Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)           Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return, they shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03         Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; in each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys' and accountants' fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)           in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05        Installment Sale Calculation.  Within 30 Business Days after Closing, Buyer will engage the Independent Accountant to determine the amount of Taxes saved as a result of structuring the transaction contemplated by this Agreement as an installment sale (the “Installment Sale Calculation”).  Within 30 calendar days after finalization of the Installment Sale Calculation by the Independent Accountant, Buyer will pay to Sellers 50% of the amount of the of Installment Sale Calculation (the “Additional Installment Payment”).  The Additional Installment Payment will be paid to each Seller in accordance with such Seller’s Pro Rata Share and will be made to an account or accounts designated by each such Seller in writing to Buyer. In the event a Governmental Authority determines that the Taxes deemed saved pursuant to the Installment Sale Calculation are in fact owing and payable by Sellers, to the extent that Buyer is required hereunder to reimburse Sellers for such Taxes, Sellers agree that the Additional Installment Payment shall offset the amount reimbursable by Buyer.

Section 6.06         Section 338(h)(10) Election.

(a)           Election. The Company and Sellers shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a "Section 338(h)(10) Election"), whereby the tax basis of certain of the Company’s assets will be written up to fair value. Sellers shall pay any Tax attributable to the making of the Section 338(h)(10) Election and Sellers shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes. If, as a result of the Section 338(h)(10) Election or the write up of assets to fair value, there is a change in the tax liability of any Seller, Buyer will reimburse such Seller for any incremental taxes, relative to capital gains tax treatment, that result from such election or write up. For the avoidance of doubt, such reimbursement for incremental taxes shall be in an amount sufficient to result in the net (after-tax) effect to Sellers being equal to what Sellers would have recognized if a Section 338(h)(10) Election had not been filed. The determination of the amount of incremental taxes attributable to the Section 338(h)(10) Election shall be performed by the Independent Accountant, acting as a tax expert. Sellers shall provide the Independent Accountant with all information and documentation required for the Independent Account to make such determination, including, without limitation Sellers’ Tax Returns. The Independent Accountant shall make its determination as soon as practicable within 30 days (or such other time as the parties hereto may agree in writing) after its engagement and its determination of the incremental tax amount shall be conclusive and binding upon the parties. The fees and expenses of the Independent Accountant shall be paid 50% by the applicable Seller(s) and 50% by Buyer.

(b)           Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the "Allocation Schedule"). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers within 60 days following the Closing Date for its approval. If Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 120 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.07         Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.08         Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.09         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.10         Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           All material approvals, material consents and material waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)            The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g)           Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying as to correct and complete copies of (i) the Company’s Organizational Documents, (ii) incumbency and signatures of officers of the Company, and (iii) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party, and the taking of any and all actions reasonably necessary to consummate the transactions contemplated herein and therein.

(h)           Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(i)            Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j)            Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k)           Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(l)            Sellers shall have delivered documents sufficient to cause Buyer’s designees to be added, and the Company’s designees to be removed, as signatories with respect to each of Company’s bank accounts and to terminate any powers of attorney.

(m)          Sellers shall have delivered to Buyer, or caused the Company to deliver to Buyer, an opinion of the Company’s legal counsel, dated the Closing Date in the form of Exhibit F attached hereto and incorporated herein.

(n)           Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(o)           The Company shall have a process in place, verified by Sellers’ Accountants, to properly classify prepaid expenses and inventory on a basis consistent with GAAP. For avoidance of doubt, for the opening balance sheet at Closing, the Company will have implemented policies and procedures to fully address the uncorrected financial statement misstatements highlighted in Notes 8 and 20 in the 12/31/15 Rep Letter and 9/30/2016 Rep Letter, respectively, from Sellers’ Accountants.

(p)           Buyer shall have completed appropriate business integration items to, at a minimum allow Buyer the ability to make vendor payments, control Company cash either through existing or new bank accounts, and control the Company’s financial accounting, including its general ledger and order entry processes; provided, however, that reasonable best efforts on the part of Buyer to achieve such business integration items are required.

(q)           Prior to the Closing Date, the Company shall have taken all necessary actions to terminate the Company’s participation in the TriNet 401(k) Plan (the “401(k) Plan”) by appropriate action in a form acceptable to Buyer, with a termination date at least one day prior to the Closing Date.  The Sellers agree that they shall bear and fully pay, within 30 days of receipt of a statement from Company, all costs of the Plan’s termination, whether incurred prior to or after the Closing Date, including, but not limited to, the costs associated with obtaining a favorable determination letter on the Plan’s termination (if such determination letter is deemed reasonably necessary by Sellers and Buyer), the costs of keeping the Plan in compliance with all applicable requirements until all assets under the Plan’s trust have been completely paid out, and any correction costs that may arise due to the Plan’s termination or actions taken or not take prior to the Plan’s termination.

(r)            Seller shall have filed Form 5500’s under the Department of Labor’s Delinquent Filer Voluntary Compliance Program for the 2014 and 2015 plan years with respect to its participation in the 401(k) Plan.

Section 7.03         Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Buyer contained in Section 4.02 and Section 4.05, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.02 and Section 4.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(e)           Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f)            Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)           Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)           Buyer shall have delivered to Sellers (i) the Installment Notes evidencing Buyer’s obligation to pay the Installment Payment to Sellers, (ii) the Notes evidencing Buyer’s obligation to pay the Deferred Payment to Sellers, (iii) the Guaranty Agreement, and (iv) cash in an amount equal to the Closing Payment, by wire transfer in immediately available funds, to an account or accounts designated by Sellers in a written notice to Buyer.

(i)            Buyer shall have delivered to Sellers such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.22,  Section 3.24, Section 4.02 and Section 4.05 (collectively, the “Fundamental Representations”) shall survive indefinitely, and (c) Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); or

(c)           any liability of Sellers for post-closing obligations of the Company arising under any Sellers’ Guaranties (as described in Section 5.12 hereof).

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)           Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $200,000 (the "Basket"), in which event Sellers shall be required to pay or be liable only for such Losses that exceed the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed the Holdback Amount (the "Cap").

(b)           Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable only for such Losses that exceed the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)           Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation.

(d)           For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06         Payments.

(a)           Once a Loss is agreed to by the Indemnifying Party or finally adjudicated on a non-appealable basis by a court or other tribunal of competent jurisdiction in accordance with this Agreement to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds provided, however, that any such amounts owning to Buyer by Seller, shall be first set off against the Holdback Amount owing to Seller, to the extend the Holdback Amount is sufficient. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in the event that a Loss is agreed to in writing by the Sellers as the Indemnifying Party or such a Loss is finally adjudicated on a non-appealable basis by a court of competent jurisdiction, upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer shall set off any amount to which it may be entitled under this ARTICLE VIII against the Holdback Amount payable to Sellers to the extent the remaining Holdback Amount is sufficient to cover such amounts. The exercise of such right of set-off by Buyer in good faith, will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it, all in accordance with this Agreement.

(c)           To the extent the resolution of any Loss is pending or has not yet been agreed to or finally adjudicated on a non-appealable basis by a court of competent jurisdiction as of the eighteen (18) month anniversary of the Closing Date, then Buyer shall not be required to pay to Sellers such portion of the Holdback Amount reasonably sufficient to cover such pending or un-adjudicated Loss until final agreement between the parties or adjudication of the Loss occurs.

Section 8.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09         Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IX
TERMINATION

Section 9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer;

(b)           by Buyer by written notice to Seller if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within fifteen calendar days of Sellers’ receipt of written notice (to the recipients specified in Section 10.02 hereof) of such breach from Buyer; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by November 30, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)           by Sellers by written notice to Buyer if:

(i)          Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within fifteen calendar days of Buyer's receipt of written notice (to the recipients specified in Section 10.02 hereof) of such breach from Sellers; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 30, 2016, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)           by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article IX and Section 5.06 and Article X hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (i) Buyer shall reimburse Sellers an amount equal to $46,000, which represents 50% of the cost incurred to have the Company’s 2015 and 2016 financial statements audited and/or reviewed by Sellers’ Accountants in connection with this Agreement; and (b) Sellers shall pay all amounts payable to Capstone Partners; and (c) Buyer shall pay all amounts payable to any investment advisor engaged by Buyer. The obligations set forth in this Section 10.01 shall survive Closing.

Section 10.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	Timothy B. Campbell

Timothy B. Cady
Mark M. Howard
Sheilla V. Andrin
c/o Timothy B. Campbell
Facsimile: 760-448-3926
E-mail: tcampbell@vaporbeast.com
Attention: c/o Timothy B. Campbell

Thomas J. Metzler
PO Box 131115
Carlsbad, CA 92013
E-mail: legal@thomasjmetzler.com
Attention: Thomas J. Metzler

with a copy to:	Husch Blackwell LLP
555 East Wells Street, Suite 1900
Milwaukee, WI 53202
Facsimile: 414-223-5000
E-mail: eric.lenzen@huschblackwell.com
Attention: Eric E. Lenzen
If to Company:	Smoke Free Technologies Inc.
1900 Wright Place, Suite 250
Carlsbad, CA 92008
E-mail: tcampbell@vaporbeast.com
Attention: Timothy B. Campbell
with a copy to:	Husch Blackwell LLP
555 East Wells Street, Suite 1900
Milwaukee, WI 53202
Facsimile: 414-223-5000
E-mail: eric.lenzen@huschblackwell.com
Attention: Eric E. Lenzen
If to Buyer:	National Tobacco Company, L.P.
5201 Interchange Way
Louisville, Kentucky 40229
Facsimile: [FAX NUMBER]
E-mail: [E-MAIL ADDRESS]
Attention: [TITLE OF OFFICER TO RECEIVE NOTICES]
with a copy to:	Frost Brown Todd LLC
100 Crescent Ct. Suite 350
Dallas, TX 75201
Facsimile: 214-545-3473
E-mail: kjhall@fbtlaw.com
Attention: Kimera J. Hall

Section 10.03       Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08       No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Timothy B. Campbell
Timothy B. Campbell, individually

/s/ Thomas J. Metzler
Thomas J. Metzler, individually

/s/ Timothy B. Cady
Timothy B. Cady, individually

/s/ Mark M. Howard
Mark M. Howard, individually

/s/ Sheilla V. Andrin
Sheilla V. Andrin, individually

Smoke Free Technologies Inc. d/b/a Vapor Beast

By	/s/ Timothy B. Campbell
Name: Timothy B. Campbell
Title: Chief Executive Officer

National Tobacco Company, L.P.

By	/s/ James P. Dobbins
Name:
Title:

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Turning Point Brands, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

EXHIBIT A – Company Outstanding Capitalization*

**The information scheduled at this Exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Turning Point Brands, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

EXHIBIT B – Form of Installment Note

UNSECURED PROMISSORY NOTE

$ ___________________	November __, 2016

FOR VALUE RECEIVED, the undersigned National Tobacco Company, L.P., a Delaware limited partnership (the “Borrower”), promises to pay to the order of ___________________________ (the “Seller”), the principal sum of ______________ Dollars ($_______________).

1.             Interest.  The unpaid principal balance of this Note shall bear simple interest at the short-term Applicable Federal Rate ("AFR") of 0.68% published by the Internal Revenue Service in Rev. Rul. 2016-26 for the month of November 2016.

2.             Maturity.  Borrower shall pay all principal and accrued interest on December __, 2017 (the “Maturity Date”).

3.             Late Payment Fee.  If payment is not made on or before the Maturity Date, the Seller may collect a delinquency charge of 5% of the unpaid amount.  Collection of the late payment fee shall not be deemed to be a waiver of the Seller’s right to declare a default hereunder.

4.             Calculation of Interest.  Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 365.

5.             Default Interest Rate.  Principal amounts remaining unpaid after the maturity thereof, whether at the Maturity Date or by reason of acceleration of maturity, shall bear interest from and after maturity until paid at a rate of 13% per annum.

6.             Maximum Rate.  In no event will the interest rate hereunder exceed that permitted by applicable law.  If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and the Seller may credit any excess amount collected against the balance due or refund the amount to the Borrower.

7.             Prepayment.  This Note may be prepaid in full or in part at any time without premium.

8.             Financial Information.  The Borrower will (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved; and (ii) provide the Seller with the annual audited financial statements of its ultimate parent company, Turning Point Brands, Inc., on Form 10-K.

9.             Payments.  Payments due under this Note shall be made in lawful money of the United States.  All payments may be applied by the Seller to principal, interest and other amounts due under the Note in any order which the Seller elects.

10.           Defaults.  Notwithstanding any cure periods described below, the Borrower shall immediately notify the Seller in writing when the Borrower obtains knowledge of the occurrence of any default specified below.  Regardless of whether the Borrower has given the required notice, the occurrence of one or more of the following shall constitute a default:

(a)           Nonpayment.  The Borrower shall fail to pay this Note within 2 calendar days of the Maturity Date.

(b)           Nonperformance.  The Borrower or any guarantor of the Borrower’s obligations to the Seller (“Guarantor”) shall fail to perform or observe any agreement, term, provision condition, or covenant (other than a default occurring under (a), (c), (d), (e), or (f) of this paragraph 10) required to be performed or observed by the Borrower or any Guarantor hereunder.

(c)           Misrepresentation.  Any financial information, statement, certificate, representation or warranty given to the Seller by the Borrower or any Guarantor (or any of their representatives) in connection with entering into this Note and/or any borrowing thereunder, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect as of the time when given.

(d)           Breach under the Purchase Agreement.  Any material breach by Borrower under the Purchase Agreement (as defined below).

(e)           Judgments.  Any final, non-appealable judgment shall be obtained against the Borrower or any Guarantor which, together with all other outstanding unsatisfied, final, non-appealable judgments against the Borrower (or any Guarantor), shall exceed the sum of $100,000 and shall remain unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.

(f)            Inability to Perform; Bankruptcy/Insolvency.  (i) the Borrower or any Guarantor shall die or cease to exist; (ii) any Guarantor shall attempt to revoke any guaranty of the obligations described herein, or any guaranty becomes unenforceable in whole or in part for any reason; (iii) any Bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced under any Federal or state law by or against the Borrower or any Guarantor, which is not dismissed or vacated within 60 days; (iv) the Borrower or any Guarantor shall become the subject of any out‑of‑court settlement with its creditors; or (v) the Borrower or any Guarantor is unable or admits in writing its inability to pay its debts as they mature.

11.           Acceleration of Obligations.  Upon the occurrence of any of the events identified in paragraph 10(a) through 10(c), and the passage of any applicable cure periods, the Seller may at any time thereafter, by written notice to the Borrower, declare the unpaid principal balance of any obligations, together with the interest accrued thereon and other amounts accrued hereunder, to be immediately due and payable; and the unpaid balance shall thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein.  Upon the occurrence of any event under paragraph 10(d), the unpaid principal balance of any obligations, together with all interest accrued thereon and other amounts accrued hereunder, shall thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein.

12.           Additional Seller Rights.  Without affecting the liability of any Borrower, endorser, surety or guarantor, the Seller may, without notice, renew or extend the time for payment, accept partial payments, or agree not to sue any party liable on it.

13.           Warranties.  The Borrower makes the following warranties:  (a) Borrower is a validly existing limited partnership, in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties; (b) the execution, delivery and performance of this Note (i) are within the Borrower’s power; (ii) have been duly authorized by proper corporate action; (iii) do not require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which the Borrower is bound; and (c) this Note is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

14.           Waivers; Relationship to Other Documents.  All Borrowers, endorsers, sureties and guarantors waive presentment, protest, demand, and notice of dishonor.  The warranties, covenants and other obligations of the Borrower (and rights and remedies of the Seller) in this Note and all related documents are intended to be cumulative and to supplement each other.

15.           Expenses and Attorneys’ Fees.  The Borrower will reimburse the Seller for all reasonable attorneys’ fees and all other costs, fees and out‑of‑pocket disbursements incurred by the Seller in connection with the administration, defense and enforcement of this Note, including fees and costs related to any waivers or amendments with respect thereto.  The Borrower will also reimburse the Seller for all costs of collection before and after judgment.

16.           Applicable Law and Jurisdiction; Interpretation.  This Note shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, except to the extent superseded by Federal law.  Invalidity of any provisions of this Note shall not affect any other provision.  THE BORROWER AND THE SELLER HEREBY CONSENT TO THE JURISDICTION OF THE STATE OF DELAWARE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION IN DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS NOTE, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  Nothing herein shall affect the Seller’s rights to serve process in any manner permitted by law.

17.           Waiver of Jury Trial.  THE BORROWER AND THE SELLER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO.  THE BORROWER AND THE SELLER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

18.           Purchase Agreement. This Note is executed pursuant to that Stock Purchase Agreement among Borrower and Seller, [Timothy B. Campbell, Thomas J. Metzler, Timothy B. Cady, Mark M. Howard, Sheilla V. Andrin], and Smoke Free Technologies Inc. dated as of the date hereof (the “Purchase Agreement”).

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date and year first written above.

NATIONAL TOBACCO COMPANY, L.P.,

a Delaware limited partnership

By:
Name:
Title:

Address: 5201 Interchange Way

Louisville, Kentucky

EXHIBIT C – Form of Note

UNSECURED PROMISSORY NOTE

$ ___________________	November __, 2016

FOR VALUE RECEIVED, the undersigned National Tobacco Company, L.P., a Delaware limited partnership (the “Borrower”), promises to pay to the order of ___________________________ (the “Seller”), the principal sum of ______________ Dollars ($_______________).

19.           Interest.  Interest will accrue on the unpaid principal balance at a rate equal to 6% per annum, compounded monthly.

20.           Maturity.  Borrower shall pay all principal and accrued interest on May __, 2018 [18 months after Closing] (the “Maturity Date”).

21.           Late Payment Fee.  If payment is not made on or before the Maturity Date, the Seller may collect a delinquency charge of 5% of the unpaid amount.  Collection of the late payment fee shall not be deemed to be a waiver of the Seller’s right to declare a default hereunder.

22.           Calculation of Interest.  Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 365.

23.           Default Interest Rate.  Principal amounts remaining unpaid after the maturity thereof, whether at the Maturity Date or by reason of acceleration of maturity, shall bear interest from and after maturity until paid at a rate of 13% per annum.

24.           Maximum Rate.  In no event will the interest rate hereunder exceed that permitted by applicable law.  If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and the Seller may credit any excess amount collected against the balance due or refund the amount to the Borrower.

25.           Prepayment.  This Note may be prepaid in full or in part at any time without premium.

26.           Financial Information.  The Borrower will (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved; and (ii) provide the Seller with the annual audited financial statements of its ultimate parent company, Turning Point Brands, Inc., on Form 10-K.

27.           Payments.  Payments due under this Note shall be made in lawful money of the United States.  All payments may be applied by the Seller to principal, interest and other amounts due under the Note in any order which the Seller elects.

28.           Defaults.  Notwithstanding any cure periods described below, the Borrower shall immediately notify the Seller in writing when the Borrower obtains knowledge of the occurrence of any default specified below.  Regardless of whether the Borrower has given the required notice, the occurrence of one or more of the following shall constitute a default:

(a)           Nonpayment.  The Borrower shall fail to pay this Note within 2 calendar days of the Maturity Date.

(b)           Nonperformance.  The Borrower or any guarantor of the Borrower’s obligations to the Seller (“Guarantor”) shall fail to perform or observe any agreement, term, provision condition, or covenant (other than a default occurring under (a), (c), (d), (e), or (f) of this paragraph 10) required to be performed or observed by the Borrower or any Guarantor hereunder.

(c)           Misrepresentation.  Any financial information, statement, certificate, representation or warranty given to the Seller by the Borrower or any Guarantor (or any of their representatives) in connection with entering into this Note and/or any borrowing thereunder, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect as of the time when given.

(d)           Breach under the Purchase Agreement.  Any material breach by Borrower under the Purchase Agreement (as defined below).

(e)           Judgments.  Any final, non-appealable judgment shall be obtained against the Borrower or any Guarantor which, together with all other outstanding unsatisfied, final, non-appealable judgments against the Borrower (or any Guarantor), shall exceed the sum of $100,000 and shall remain unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.

(f)            Inability to Perform; Bankruptcy/Insolvency.  (i) the Borrower or any Guarantor shall die or cease to exist; (ii) any Guarantor shall attempt to revoke any guaranty of the obligations described herein, or any guaranty becomes unenforceable in whole or in part for any reason; (iii) any Bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced under any Federal or state law by or against the Borrower or any Guarantor, which is not dismissed or vacated within 60 days; (iv) the Borrower or any Guarantor shall become the subject of any out‑of‑court settlement with its creditors; or (v) the Borrower or any Guarantor is unable or admits in writing its inability to pay its debts as they mature.

29.           Acceleration of Obligations.  Upon the occurrence of any of the events identified in paragraph 10(a) through 10(e), and the passage of any applicable cure periods, the Seller may at any time thereafter, by written notice to the Borrower, declare the unpaid principal balance of any obligations, together with the interest accrued thereon and other amounts accrued hereunder, to be immediately due and payable; and the unpaid balance shall thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein.  Upon the occurrence of any event under paragraph 10(f), the unpaid principal balance of any obligations, together with all interest accrued thereon and other amounts accrued hereunder, shall thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein.

30.           Additional Seller Rights.  Without affecting the liability of any Borrower, endorser, surety or guarantor, the Seller may, without notice, renew or extend the time for payment, accept partial payments, or agree not to sue any party liable on it.

31.           Warranties.  The Borrower makes the following warranties:  (a) Borrower is a validly existing limited partnership, in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties; (b) the execution, delivery and performance of this Note (i) are within the Borrower’s power; (ii) have been duly authorized by proper corporate action; (iii) do not require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which the Borrower is bound; and (c) this Note is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

32.           Waivers; Relationship to Other Documents.  All Borrowers, endorsers, sureties and guarantors waive presentment, protest, demand, and notice of dishonor.  The warranties, covenants and other obligations of the Borrower (and rights and remedies of the Seller) in this Note and all related documents are intended to be cumulative and to supplement each other.

33.           Expenses and Attorneys’ Fees.  The Borrower will reimburse the Seller for all reasonable attorneys’ fees and all other costs, fees and out‑of‑pocket disbursements incurred by the Seller in connection with the administration, defense and enforcement of this Note, including fees and costs related to any waivers or amendments with respect thereto.  The Borrower will also reimburse the Seller for all costs of collection before and after judgment.

34.           Applicable Law and Jurisdiction; Interpretation.  This Note shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, except to the extent superseded by Federal law.  Invalidity of any provisions of this Note shall not affect any other provision.  THE BORROWER AND THE SELLER HEREBY CONSENT TO THE JURISDICTION OF THE STATE OF DELAWARE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION IN DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS NOTE, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  Nothing herein shall affect the Seller’s rights to serve process in any manner permitted by law.

35.           Waiver of Jury Trial.  THE BORROWER AND THE SELLER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO.  THE BORROWER AND THE SELLER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

36.           Purchase Agreement. This Note is executed pursuant to that Stock Purchase Agreement among Borrower and Seller, [Timothy B. Campbell, Thomas J. Metzler, Timothy B. Cady, Mark M. Howard, Sheilla V. Andrin], and Smoke Free Technologies Inc. dated as of the date hereof (the “Purchase Agreement”).

 (Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date and year first written above.

NATIONAL TOBACCO COMPANY, L.P.,

a Delaware limited partnership

By:
Name:
Title:

Address: 5201 Interchange Way

Louisville, Kentucky

EXHIBIT D – Form of Guaranty Agreement

GUARANTY

This GUARANTY (this "Guaranty"), dated as of November [__], 2016, is made by Turning Point Brands, Inc., a Delaware corporation ("Guarantor"), in favor and for the  benefit of [Name of Beneficiary], a resident of [State of Residence] ("Beneficiary").

RECITALS

WHEREAS, reference is made to that certain Stock Purchase Agreement (the "Underlying Agreement"), dated as of November [_], 2016, by and among National Tobacco Company, L.P., a Delaware limited partnership ("Obligor"), Beneficiary, [Timothy B. Campbell, an Illinois resident, Thomas J. Metzler, a California resident, Timothy B. Cady, a California resident, Mark M. Howard, a California resident, Sheilla V. Andrin, a California resident] and Smoke Free Technologies Inc. d/b/a Vapor Beast, a California corporation (the “Company”). Any capitalized terms used but not defined herein shall have the meaning assigned to such term in the Underlying Agreement; and

WHEREAS, Obligor is a subsidiary of North Atlantic Trading Company, Inc. (“Trading”), a Delaware corporation, which owns 99% of the ownership interest of Buyer, with the other 1% owned by National Tobacco Finance Corp. which is a wholly-owned subsidiary of Trading, and Trading is a wholly-owned subsidiary of NATC Holding Company, Inc., a Delaware corporation and a wholly-owned subsidiary of the Guarantor.

NOW, THEREFORE, in consideration of the substantial direct and indirect benefits derived by Guarantor from the transactions under the Underlying Agreement, and in order to induce Beneficiary to sells its equity interests in the Company to Obligor in accordance with the terms of the Underlying Agreement, Guarantor, the parent company of the Obligor, hereby agrees as follows:

Guaranty. Subject to the terms of the Underlying Agreement and any applicable Transaction Documents, Guarantor absolutely, unconditionally and irrevocably guarantees to Beneficiary the full and punctual payment to Beneficiary of: (a) the Beneficiary’s Pro Rata Share of the Holdback Amount; (b) the Beneficiary’s Pro Rata Share of the Installment Payment, as evidenced by that certain Installment Note (the “Installment Note”), executed by Obligor for the benefit of Beneficiary; (c) the Beneficiary’s Pro Rata Share of the Deferred Payment, as evidenced by that certain Note (the “Note”), executed by Obligor for the benefit of Beneficiary; (d) any liability of Beneficiary for post-closing obligations of the Company arising under any Sellers’ Guaranties (as described in Section 5.12 of the Underlying Agreement), (e)  all interests and other charges, and (f) costs and expenses of collection or enforcement (collectively, the "Obligations").

Guaranty Absolute and Unconditional. Guarantor agrees that its Obligations under this Guaranty are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

Any default, failure or delay, willful or otherwise, in the performance of the Obligations.

Any change, restructuring or termination of the corporate structure, ownership or existence of Guarantor or Obligor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Obligor or its assets or any resulting restructuring, release or discharge of any Obligations.

Any failure of Beneficiary to disclose to Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Obligor now or hereafter known to Beneficiary, Guarantor waiving any duty of Beneficiary to disclose such information.

The failure of Beneficiary to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Underlying Agreement, the Installment Note, the Note, or otherwise.

Certain Waivers; Acknowledgments. Guarantor further acknowledges and agrees as follows:

Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Obligations.

Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Guaranty and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto.

Notwithstanding anything contained herein to the contrary, the Obligations of Guarantor shall be limited to the maximum amount so as to not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any applicable state law or otherwise to the extent applicable to this Guaranty and the Obligations of Guarantor hereunder.

This Guaranty shall be reinstated if at any time payment of any of the Obligations is rescinded or must otherwise be restored or returned by any party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Obligor or any substantial part of their property, or otherwise, all as though such payment had not been made.

Representations and Warranties. To induce Beneficiary to enter into the Underlying Agreement, Guarantor represents and warrants that: (a) Guarantor is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization; (b) this Guaranty constitutes Guarantor's valid and legally binding agreement in accordance with its terms; (c) the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and will not violate any order, judgment or decree to which Guarantor or any of its assets may be subject; and (d) Guarantor is currently solvent and will not be rendered insolvent by providing this Guaranty.

Notices. All notices, requests, consents, demands and other communications hereunder (each, a "Notice") shall be in writing and delivered to the parties at the addresses set forth in the Underlying Agreement or to such other address as may be designated by the receiving party in a Notice given in accordance with this section. All Notices shall be delivered in accordance with Section 10.2 of the Underlying Agreement.

Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, however, that neither Guarantor nor Beneficiary may, without the prior written consent of the other party, assign this Guaranty or any rights, powers or obligations hereunder. Any attempted assignment in violation of this section shall be null and void.

Applicable Law and Jurisdiction; Interpretation.  This Guaranty shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, except to the extent superseded by Federal law.  Invalidity of any provisions of this Guaranty shall not affect any other provision.  GUARANTOR AND BENEFICIARY HEREBY CONSENT TO THE JURISDICTION OF THE STATE OF DELAWARE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION IN DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS GUARANTY, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  Nothing herein shall affect Beneficiary’s rights to serve process in any manner permitted by law.

Waiver of Jury Trial. GUARANTOR AND BENEFICIARY HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY.  GUARANTOR AND BENEFICIARY EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Cumulative Rights. Each right, remedy and power hereby granted to Beneficiary or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

Severability. If any provision of this Guaranty is to any extent determined by final decision of a court of competent jurisdiction to be unenforceable, the remainder of this Guaranty shall not be affected thereby, and each provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

Entire Agreement; Amendments; Headings; Effectiveness. This Guaranty constitutes the sole and entire agreement of Guarantor and Beneficiary with respect to the subject matter hereof and supersedes all previous agreements or understandings, oral or written, with respect to such subject matter. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by both parties, or in the case of a waiver, by the party against which the waiver is to be effective. Section headings are for convenience of reference only and shall not define, modify, expand or limit any of the terms of this Guaranty. Delivery of this Guaranty by facsimile or in electronic (i.e., pdf or tif) format shall be effective as delivery of a manually executed original of this Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

TURNING POINT BRANDS, INC.

By:

Name:
Title:

EXHIBIT E – Form of Employment Agreement

Employment and Restrictive Covenants Agreement

This Employment and Restrictive Covenants Agreement (this “Agreement”) is entered into between Smoke Free Technologies Inc. d/b/a Vapor Beast, a California corporation (the “Company”), and ______________, a resident of the State of [California/Illinois] (“Employee”), effective as of the closing date of the Acquisition (as defined below) (the “Effective Date”).

Effective as of the Effective Date, National Tobacco Company, L.P., a Delaware limited partnership (“Buyer”), is acquiring from Timothy Campbell, an Illinois resident, Thomas Metzler, a California resident, Timothy Cady, a California resident, Mark M. Howard, a California resident, Sheilla Andrin, a California resident, all of the issued and outstanding shares of common stock of the Company (the “Acquisition”).  In connection with, and conditioned upon the closing of, the Acquisition, Buyer requires the Company and Employee to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company.

Employee has become and will continue to become familiar with and aware of information as to the products, customers, specific manner of doing business, and future plans with respect thereto, of the Company and its Affiliates (as defined below), all of which have been and will be established and maintained at significant expense to the Company.  Employee agrees that this information includes trade secrets and constitutes a valuable asset of the Company.

Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests, including but not limit to, its trade secrets, confidential business information, customer relationships, and customer goodwill.

For good and valuable consideration provided to Employee, including, but not limited to, the compensation and benefits paid to Employee while employed with the Company and the continuation of Employee’s employment with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions

For the purposes of this Agreement the following definitions shall apply:

a.             “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

b.             “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

c.             “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

2.	Employment

During the Term (as defined below), the Company shall employ Employee, and Employee hereby accepts such employment, to serve the Company as [_____________], reporting to the Company’s Senior Vice President, Sales.  Subject to the direction and control of the [CEO/President], Employee shall have such powers and duties as are customarily associated with such position.  Employee also shall perform such other duties as may be from time to time assigned to Employee by the [CEO/President].  Employee agrees to serve the Company competently and to devote all of Employee’s business time and attention and Employee’s best efforts to the affairs of the Company and the performance of Employee’s duties hereunder. [Employee acknowledges and agrees that his employment requires that he spend at least two weeks per month at the Company’s offices in California.]

3.	Term and Termination

a.             The term of this Agreement (the “Term”) and Employee’s employment with the Company under terms of this Agreement shall commence as of the Effective Date and shall end on the earlier to occur of the first anniversary of the Effective Date or termination of Employee’s employment with the Company pursuant to the provisions of Section 3.b, below.

b.            Notwithstanding any of the provisions of this Agreement, either the Company or Employee can terminate the employment relationship at any time, for any reason or no reason, with or without cause.  If Employee resigns from employment with the Company, Employee will give the Company at least 30 calendar days’ prior written notice of resignation.  Employment will end on the termination date stated in the Company’s notice of termination to Employee or in Employee’s notice of resignation to the Company, as applicable.  The Company may, in its discretion, waive any notice period stated in Employee’s notice of resignation, in which case employment will end immediately upon such waiver or alternative date stated in the waiver.

c.             Unless Employee is terminated by the Company for Cause (as defined below) or resigns for any reason, Employee shall be entitled (subject to execution by Employee of the Company’s release and severance agreement) upon any termination of employment under this Agreement prior to the first anniversary of the Effective Date to continue to receive the base compensation to which Employee was entitled hereunder at the time of termination for a period equal to twelve (12) months from and after the date of termination, which shall be payable in accordance with the general payroll practices of the Company. A termination of employment for any of the following reasons shall be considered a termination for “Cause” under this Agreement:

i.	Employee fails to render required or expected services in accordance with this Agreement after being provided at least 10 days’ prior written notice of such failure;

ii.	Employee is in breach of any of the material terms and conditions of this Agreement;

iii.
insubordination, consisting of Employee’s continued failure to take specific action that is material to the operation of the Company and within Employee’s individual control and consistent with Employee’s duties and responsibilities, after being provided at least 10 days’ prior written notice of such failure;

iv.
Employee’s material breach of any other agreement between Employee and the Company, if not cured within 10 days after written notice thereof, or any material violation of any rule, policy, procedure or other requirement of the Company;

v.	Employee’s commission of an act of fraud, embezzlement or similar dishonest act against the Company or any customer, client or business associate of the Company;

vi.	Employee’s conviction for any felony or crime of dishonesty (as determined by a court of competent jurisdiction and which is not subject to further appeal);

vii.	any egregious or unwarranted conduct by Employee that materially discredits the Company or is materially detrimental to the reputation or standing of the Company; or

viii.	willful misconduct that is demonstrably deliberate on Employee’s part, or gross negligence.

4.	Compensation

a.            Base Compensation.  The Company shall pay Employee an annual base compensation of $[_____], less withholding taxes, for all services rendered.  Employee’s base compensation will be paid consistent with the terms of this Agreement and the general payroll practices of the Company.  During Employee’s employment, Employee’s annual base compensation shall be subject to any adjustment approved by the Company, at its sole discretion.

b.            Employee will be eligible for Company bonuses, benefits, and incentives appropriate for his position and to the extent such items are offered by the Company.

c.             Tax Consequences.  The Company shall withhold and deduct from the compensation paid to Employee amounts as may be required under applicable tax law.  Employee shall be responsible for any employee tax liability arising as a result of the compensation payable under the terms of this Agreement.

5.	Confidential Information

a.            For purposes of this Agreement, the term “Confidential Information” means all confidential, proprietary, and/or non-public information, whether or not in a written or recorded form, concerning the business and affairs of the Company and its Affiliates. Confidential Information shall include, but shall not be limited to, information concerning:

i.	the terms and conditions of this Agreement;

ii.	trade secrets concerning the business of the Company and any of its Affiliates, data, know-how, processes, designs, and samples relating to the Company and its Affiliates;

iii.	the Company’s suppliers, customers, prospective customers, and contracts or arrangements (including special terms and deals); and

iv.	the Company’s financial condition, results of operations, marketing plans, business plans, operations, pricing, promotions, and business strategies and methods.

b.            Employee acknowledges and agrees that all Confidential Information is the sole and exclusive property of the Company (or its Affiliate, as applicable).  Accordingly, both during and after employment with the Company (whether such separation from employment is voluntary or involuntary, or with or without cause), Employee shall not use, or disclose to any third party, any Confidential Information for any reason other than as intended within the scope of Employee’s employment or as approved by an executive officer of the Company in writing.

c.             Notwithstanding any other provision of this Agreement, Employee may disclose Confidential Information to the extent such disclosure is required by law or legal process, provided that Employee shall, if permitted by law, give prompt written notice of any such request for such information to the Company prior to making such disclosure.  Employee agrees to cooperate with the Company to the extent practicable or lawful to challenge the request for information or limit the scope thereof, as the Company may reasonably deem appropriate.

d.            Upon separation of employment for any reason, or at any other time upon request of the Company, Employee shall immediately deliver to the Company all documents, materials, and data (including copies thereof) relating to the business of the Company and its Affiliates.  Further, upon the written request of the Company, Employee shall erase any Confidential Information stored by electronic means from any computer or other device personally owned, maintained and/or used by Employee.

6.	Non-Compete; Non-Solicitation; Non-Disparagement

a.             Non-Compete.  During Employee’s employment with the Company and for a period of two (2) years following termination of employment for any reason or no reason, Employee shall not, directly or indirectly, engage in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of any business which engages in the manufacture, marketing, advertising, sale and promotion of smoke free technology, including without limitation, vaporizers, tanks and mods, e-liquids and related accessories (the “Restricted Business”), which compete with products of the Company or any of its Affiliates in any state or province where the Company engaged in the Restricted Business during Employee’s employment with the Company or in which the Company had plans to participate at the time of Employee’s employment.  Notwithstanding the foregoing restriction, Employee may purchase or acquire in the aggregate, as a passive investment, up to (but not more than) five percent of any class of securities of any enterprise which is engaged in competitive activities if such securities are listed on any national securities exchange or have been registered under the applicable provisions of the Securities Exchange Act of 1934 or any foreign securities exchange, provided Employee does not otherwise participate in any activities of the enterprise.

b.             Non-Solicitation.  For a period of two (2) years after termination of Employee’s employment with the Company for any reason or no reason, Employee will not (i) directly or indirectly, attempt to induce any person who is an employee of the Company or any of its Affiliates in a sales or managerial capacity to leave the employ of the Company or its Affiliates; (ii) directly or indirectly solicit or attempt to solicit or assist anyone else to solicit any client or person or entity specifically identified as a potential client of the Company or its Affiliates as of the date of Employee’s termination of employment, for the purpose of selling products or services similar to those sold by the Company and its Affiliates; and/or (iii)  directly or indirectly solicit or attempt to solicit, or assist anyone else to solicit any business or agency identified by the Company within the 12 month period prior to the date of Employee’s termination of employment, as a candidate for acquisition by the Company or any of its Affiliates, for the purpose of acquiring such candidate.

c.             Non-Disparagement.  Employee agrees that during and after termination of his employment with the Company, he will not disparage the Company or any of its Affiliates, directors, officers, employees or agents or assist in or encourage any activity or efforts to damage the business reputation or goodwill of the Company and its Affiliates, including their relationships with the public, customers, and employees.  Notwithstanding the foregoing, Employee shall not be restricted from making any disclosures as may be necessary to comply with applicable law.

7.	Enforcement of Restrictive Covenants

a.             Because of the difficulty in measuring economic losses to the Company as the result of a breach of the foregoing covenants, Employee agrees that damages at law for violation of the restrictive covenants contained herein would not be an adequate or proper remedy to the Company.  If Employee violates any of the provisions of such covenants, Employee agrees that the Company shall be entitled to obtain a temporary or permanent injunction, as appropriate, against Employee in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants.  The Company shall not be required to post bond.  The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

b.            Employee represents and acknowledges the foregoing restrictive covenants do not in any respect inhibit Employee’s ability to earn a livelihood in his chosen profession without violating the restrictive covenants contained herein.  The Company by these covenants has attempted to limit Employee’s right to compete only to the extent necessary to protect the Company from unfair competition.

c.             The parties agree that the restrictive covenants contained in Section 7 of this Agreement are severable, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.  All of the covenants in Section 6 of this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

d.             It is specifically agreed by the parties that the restrictive periods following the termination of Employee’s employment stated in Section 7 of this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of Section 7 of this Agreement.

8.	Work Product

a.             Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Employee, alone or with others, while employed by the Company (collectively, the “Work Product”) belong exclusively to the Company.  Employee hereby assigns to the Company all right, title, and interest in and to such Work Product.  Employee shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, the execution of assignments, consents, powers of attorney, and other instruments).

b.          Employee further acknowledges and agrees that all writings and documentation of any kind produced by Employee in the course of working for the Company, are works for hire (as that term is defined by U.S. Copyright law) and the property of the Company, without payment or royalty or any other consideration to Employee, including, without limitation, any copyrights in such writings and documentation.  To the extent that any such works may not, by operation of law or otherwise, be a work made for hire, Employee hereby irrevocably assigns to the Company copyright in such works, whether published or unpublished, and agrees to take any such additional steps, including, without limitation, all those specified in Section 8.a, to secure and maintain such copyright for the Company.

9.	Negotiation and Drafting

Employee acknowledges that this Agreement has been negotiated at arms’ length by the parties.  Neither of the parties is under any compulsion to enter into this Agreement. This Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any other party.

10.	Notices

All notices or deliveries authorized or required pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid; by facsimile; or by national overnight delivery service, and addressed to the intended recipient as set forth below:

To the Company:	Smoke Free Technologies Inc.
2544 Campbell Pl, Suite 125

Carlsbad, CA 92009

E-mail: [E-MAIL ADDRESS]

Attention: [ATTORNEY NAME]

To Employee:

Notice sent by certified or registered mail or by overnight delivery will be effective upon the date of receipt or of refusal as indicated by the U.S. Postal Service “green card” or by the overnight delivery records.  Notice sent by facsimile will be effective upon receipt as confirmed by a machine-printed report of successful transmission.  Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Agreement.

11.	Termination of Prior Agreements

The Company and Employee hereby acknowledge and agree that any employment, compensation, confidentiality, non-solicitation and/or similar agreement or arrangement between Employee, on one hand, and the Company, on the other hand, entered into prior to the Effective Date (each, a “Prior Agreement”) is hereby terminated and that, as of the Effective Date, the Company shall no longer be responsible for any obligation or liability under any Prior Agreement.

12.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the matters contained in this Agreement, including any Prior Agreements.  Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter of this Agreement.  This Agreement shall not be modified in any manner except by instrument in writing signed by, or on behalf of, the parties hereto.  Any of the terms and conditions of this Agreement may be waived in writing at any time only by the party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

13.	Survival

All provisions of this Agreement that by their nature are intended to survive termination of this Agreement, including, without limitation Sections 5, 6, 7, 8, 13 and 19, shall survive termination of this Agreement and continue in full force in accordance with their terms.

14.	Applicable Law

This Agreement shall be governed in all respects by the laws of the State of California without giving effect to the conflicts of laws principles thereof.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts located in the State of California, for any action, proceeding or investigation in any state or federal court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees not to commence any litigation relating thereto except in such courts.  Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement or subsequent notified change of address, shall be effective service of process for any litigation brought against it.

15.	Compliance with Internal Revenue Code Section 409A

In the event that Section 409A applies to any provisions of this Agreement, it is intended that such provisions comply with the requirements of Section 409A.  Any provision that would cause this Agreement to fail to satisfy an applicable requirement of Section 409A shall have no force and effect until amended to comply with such a requirement (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of Employee).

16.	Assignment

This Agreement is intended to inure to the benefit of and be enforceable by the Company and its successors and assigns.  Accordingly, Employee agrees that the Company may freely assign this Agreement or any payroll, benefits and other related functions, to Buyer or any of its Affiliates without Employee’s consent, and Employee will continue to be bound by the provisions of this Agreement for the benefit of the Company and its successors and assigns, any of which may enforce the Company’s rights under this Agreement.  Employee may not assign or delegate Employee’s obligations hereunder without the prior written consent of the Company.

17.	Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

18.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

19.	Headings

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

20.	JURY TRIAL WAIVER AS TO ALL CLAIMS

Employee and the Company each hereby knowingly waives any right either of them may have to a trial by jury with respect to any action or proceeding related to or arising out of any claims, whether statutory, contractual, or at common law, under or in conjunction with this Agreement, Employee’s employment with the Company or the termination of such employment, including any claims of discrimination.  The parties agree that this waiver of the right to jury trial is done knowingly, voluntarily, and free from duress or coercion.  The parties understand that they have a right to consult with a person of their choosing, including an attorney, before signing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this __ day of ______, 2016, but effective as of the Effective Date.

SMOKE FREE TECHNOLOGIES INC.	EMPLOYEE
D/B/A VAPOR BEAST

By

Name:	Individually

Title:

EXHIBIT F – Form of Legal Opinion

Exhibit G – Sellers’ Guaranties*

**The information scheduled at this Exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Turning Point Brands, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.